                                                                   FAMILY DOLLAR STORES, INC. STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS

AS PRESENTED (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                        FY 2001                               FY 2000                             FY 1999
                                                                   ----------------------------------     --------------------------------     -------------------------------
                                                                      BASIC             DILUTED              BASIC            DILUTED             BASIC           DILUTED
                                                                   -------------   ------------------     -------------   ----------------     ------------   ----------------

AVERAGE SHARES OUTSTANDING FOR THE YEAR ENDED                           171,568              171,568           171,698            171,698          172,511            172,511

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   $189,505             $189,505          $172,017           $172,017         $140,079           $140,079

NET INCOME                                                             $189,505             $189,505          $172,017           $172,017         $140,079           $140,079

EARNINGS PER SHARE:
   INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   $1.10                $1.10             $1.00              $1.00            $0.81              $0.81

   NET INCOME                                                             $1.10                $1.10             $1.00              $1.00            $0.81              $0.81

PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS

ADDITIONAL WEIGHTED AVERAGE SHARES FROM ASSUMED EXERCISE
   AT THE BEGINNING OF THE YEAR OF DILUTIVE STOCK OPTIONS                                      4,789                                3,943                               3,981

WEIGHTED AVERAGE SHARES ASSUMED REPURCHASED FROM
   ASSUMED PROCEEDS OF EXERCISES USING TREASURY STOCK
   METHOD (AVERAGE MARKET PRICE)
                                                                                              (3,583)                              (2,992)                             (2,658)
                                                                                   ------------------                     ----------------                    ----------------

NET PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL SHARES                                       1,206                                  951                               1,323

PERCENTAGE DILUTION FROM PRO FORMA COMMON
   STOCK EQUIVALENT INCREMENTAL SHARES                                                         0.70%                                0.55%                               0.77%

TOTAL COMMON STOCK AND COMMON STOCK EQUIVALENTS                                              172,774                              172,649                             173,834

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                        $189,505                             $172,017                            $140,079

NET INCOME                                                                                  $189,505                             $172,017                            $140,079

PRO FORMA EARNINGS PER SHARE (INCLUDING DILUTIVE
   COMMON STOCK EQUIVALENTS):

    INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                       $1.10                                $1.00                               $0.81

    NET INCOME                                                                                 $1.10                                $1.00                               $0.81